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                                                                    EXHIBIT 10.3


                             BT (PA) QRS 12-25, INC.
                           C/O W.P. CAREY & CO., INC.
                              50 ROCKEFELLER PLAZA
                                  SECOND FLOOR
                               NEW YORK, NY 10020


                                                                  April 10, 1997


The Bon-Ton Department Stores, Inc.
2801 E. Market Street
York, PA  17405

                  Re: Lease Agreement, dated as of April 10, 1997, between BT (PA) QRS 12-25, Inc. and The Bon-Ton Department Stores, Inc.(the "Lease")
                       --------------------------------------------

Gentlemen:

         This letter will confirm that under Paragraph 31 of the Lease Agreement of even date between the undersigned, as landlord, and The Bon-Ton Department Stores, Inc., as Tenant, Tenant shall not be required to pay a mortgage commitment fee or "points" in excess of the lesser of 1% of the principal amount of the loan and $69,000.

                                        Very truly yours,

                                        BT (PA) QRS 12-25, INC.

                                        By: _________________________________

                                        Title: Second Vice President



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                                 LEASE AGREEMENT
                                 by and between


                            BT (PA) QRS 12-25, INC.,
                           a Pennsylvania corporation

                                   as LANDLORD

                                       and

                      THE BON-TON DEPARTMENT STORES, INC.,
                           a Pennsylvania corporation,

                                    as TENANT


                       Premises:  Allentown, Pennsylvania
                                  Johnstown, Pennsylvania



                           Dated as of: April 10, 1997






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                                TABLE OF CONTENTS
                                -----------------


                                                                            Page
                                                                            ----
                  Parties...............................................      1
        1.        Demise of Premises....................................      1
        2.        Certain Definitions...................................      1
        3.        Title and Condition...................................     11
        4.        Use of Leased Premises; Quiet Enjoyment...............     13
        5.        Term .................................................     14
        6.        Basic Rent............................................     15
        7.        Additional Rent.......................................     15
        8.        Net Lease; Non-Terminability..........................     17
        9.        Payment of Impositions ...............................     18
       10.        Compliance with Law; Environmental Matters............     20
       11.        Liens; Recording and Title............................     22
       12.        Maintenance and Repair................................     23
       13.        Alterations and Improvements..........................     24
       14.        Permitted Contests....................................     25
       15.        Indemnification.......................................     26
       16.        Insurance.............................................     28
       17.        Casualty and Condemnation.............................     32
       18.        Termination Events....................................     34
       19.        Restoration; Reduction of Rent........................     36
       20.        Procedures Upon Purchase..............................     38
       21.        Assignment and Subletting; Prohibition
                  against Leasehold Financing...........................     39
       22.        Events of Default.....................................     43
       23.        Remedies and Damages Upon Default.....................     46
       24.        Notices...............................................     50
       25.        Estoppel Certificate..................................     51
       26.        Surrender.............................................     52
       27.        No Merger of Title....................................     53
       28.        Books and Records.....................................     53
       29.        Determination of Value................................     54
       30.        Non-Recourse as to Landlord...........................     56
       31.        Financing.............................................     57
       32.        Subordination.........................................     57
       33.        Financial Covenants...................................     58
       34.        Tax Treatment; Reporting..............................     58
       35.        Right of First Refusal................................     58
       36.        Sale of Related Premises by Landlord..................     60
       37.        Substitution and Exchange of Premises.................     61
       38.        Release of Excess Land................................     63
       39.        Miscellaneous.........................................     63



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EXHIBITS
--------

       Exhibit "A-1"    -    Premises
       Exhibit "A-2"    -    Excess Land
       Exhibit "B"      -    Machinery and Equipment
       Exhibit "C"      -    Schedule of Permitted Encumbrances
       Exhibit "D"      -    Rent Schedule
       Exhibit "E"      -    Acquisition Costs
       Exhibit "F"      -    Percentage Allocation of Basic Rent
       Exhibit "G"      -    Financial Covenants
       Exhibit "H"      -    Termination Values
       Exhibit "I"      -    Post Closing Environmental and Land Use
                             Compliance Obligations






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         LEASE AGREEMENT, made as of this 10th day of April, 1997, between BT
(PA) QRS 12-25, INC., a Pennsylvania corporation ("Landlord"), with an address c/o W.P. Carey & Co., Inc., 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and THE BON-TON DEPARTMENT STORES, INC., a Pennsylvania corporation ("Tenant"), with an address at 2801 E. Market Street, York, Pennsylvania 17402.

         In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

         1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter referred to collectively as the "Leased Premises" and individually as the "Allentown Premises", a distribution facility containing approximately 325,000 square feet, and the "Johnstown Premises", a retail facility containing approximately 80,884 square feet, each of which premises is more particularly described in the applicable description in Exhibit "A-1" attached hereto and made a part hereof and shall include the portions of items (a), (b) and (c) of this Paragraph 1 located thereon or therein and appertaining thereto): (a) the premises described in Exhibit "A-1" hereto, together with the Appurtenances (collectively, the "Land"); (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and
(c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Equipment").

         2.       Certain Definitions.

                  "Acquisition Cost" of each of the Related Premises shall mean the amount set forth opposite such premises on Exhibit "E" hereto.

                  "Additional Rent" shall mean Additional Rent as defined in Paragraph 7.

                  "Adjoining Property" shall mean all sidewalks, driveways, curbs, gores and vault spaces adjoining any of the Leased Premises.

                  "Affected Premises" shall mean the Affected Premises as defined in Paragraph 18.

                  "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or


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replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

                  "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

                  "Assignment" shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

                  "Basic Rent" shall mean Basic Rent as defined in Paragraph 6.

                  "Basic Rent Payment Dates" shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

                  "Casualty" shall mean any injury to or death of any person or any loss of or damage to any property (including the Leased Premises) included within or related to the Leased Premises or arising from the Adjoining Property.

                  "Commencement Date" shall mean Commencement Date as defined in Paragraph 5.

                  "Complete Assignment" shall mean Complete Assignment as defined in Paragraph 21(a).

                  "Condemnation" shall mean a Taking and/or a Requisition.

                  "Condemnation Notice" shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

                  "Costs" of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction (exclusive of any internal costs of such Person), including without limitation, attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

                  "Covenants" shall mean the covenants and agreements described on Exhibit "G".


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                  "CPI" shall mean CPI as defined in Exhibit "D" hereto.

                  "Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

                  "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect either of the Related Premises.

                  "Environmental Law" shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Condition or Hazardous Activity, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to
RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

                  "Environmental Violation" shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within either Related Premises, or from either Related Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or Lender for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends from the Leased Premises to any Adjoining Property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or Lender for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which could result in a creation of a lien on any Related Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.

                  "Equipment" shall mean the Equipment as defined in Paragraph 1.

                  "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

                  "Excess Land" shall mean Excess Land as described in Exhibit "A-2".

                  "Exchange Premises" shall mean Exchange Premises as defined in Paragraph 37.

                  "Fair Market Value" shall mean (a) with respect to a determination of Fair Market Value under Paragraph 21(a) the fair market value of the Leased Premises or either Related Premises, as the case may be, as of the Relevant Date as affected and encumbered by this Lease and (b) with respect to a determination of Fair Market Value under Paragraph 37 the fair market value of the Exchange Premises as of the Relevant Date as if unaffected and unencumbered by this Lease (value in use and value in exchange). For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 29.

                  "Fair Market Value Date" shall mean the date when the Fair Market Value is determined in accordance with Paragraph 29.

                  "Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

                  "Guarantor" shall mean The Bon-Ton Stores, Inc., a Pennsylvania corporation.

                  "Guaranty" shall mean the Guaranty and Suretyship Agreement dated as of the date hereof from Guarantor to Landlord guaranteeing the payment and performance by Tenant of all of Tenant's obligations under the Lease.

                  "Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause any of the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

                  "Hazardous Condition" means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

                  "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead, polychlorinated biphenyls.

                  "Impositions" shall mean the Impositions as defined in Paragraph 9(a).

                  "Improvements" shall mean the Improvements as defined in Paragraph 1.

                  "Indemnitee" shall mean an Indemnitee as defined in Paragraph 15.

                  "Initial Term" shall mean the Initial Term as defined in Paragraph 5(a).

                  "Insurance Requirements" shall mean the requirements of all insurance policies maintained in accordance with this Lease.

                  "Intended Assignment Offer" shall mean Intended Assignment Offer as defined in Paragraph 21(a).

                  "Land" shall mean the Land as defined in Paragraph 1.

                  "Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

                  "Lease" shall mean this Lease Agreement.

                  "Lease Bifurcation" shall mean Lease Bifurcation as defined in Paragraph 21(a).

                  "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

                  "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.

                  "Legal Requirements" shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to either Related Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of either Related Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of either Related Premises.

                  "Lender" shall mean any person or entity (and their respective successors and assigns) which may, after the date hereof, make a Loan to Landlord or is the holder of any Note.

                  "Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

                  "Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

                  "Mortgage" shall mean any first mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                  "Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.

                  "Note" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                  "Offer Amount" shall mean the greater of Fair Market Value or the sum of the Acquisition Cost and any applicable Prepayment Premium.

                  "Partial Assignment" shall mean Partial Assignment as defined in Paragraph 21(a).

                  "Partial Casualty" shall mean any Casualty which does not constitute a Termination Event.

                  "Partial Condemnation" shall mean any Condemnation which does not constitute a Termination Event.

                  "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

                  "Person" shall mean an individual, partnership, association, corporation or other entity.

                  "Prepayment Premium" shall mean any payment (other than a payment of principal and/or interest which Landlord is required to make under a Note or a Mortgage) by reason of any prepayment by Landlord of any principal due under a Note or Mortgage, and which may be (in lieu of such prepayment premium or prepayment penalty) a "make whole" clause requiring a prepayment premium in an amount sufficient to compensate the Lender for the loss of the benefit of the Loan due to prepayment.

                  "Present Value" of any amount shall mean such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) seven and one-half percent (7.5%) per annum.

                  "Prime Rate" shall mean the interest rate per annum as published, from time to time, in The Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

                  "Related Premises" shall mean any one of the Allentown Premises and Johnstown Premises.

                  "Relevant Amount" shall mean the Termination Amount or the Offer Amount, as the case may be.

                  "Relevant Date" shall mean (a) the date immediately prior to the date on which Tenant makes the Intended Assignment Offer and (b) the date on which Tenant and Landlord commence to determine the Fair Market Value of the Exchange Premises under Paragraph 37(a) hereof.

                  "Remaining Premises" shall mean the Related Premises which are not Affected Premises under Paragraph 18 or Assignment Premises under
Paragraph 21.

                  "Renewal Date" shall mean Renewal Date as defined in Paragraph 5(b).

                  "Rent" shall mean, collectively, Basic Rent and Additional
Rent.

                  "Site Assessment" shall mean a Site Assessment as defined in Paragraph 10(c).

                  "State" shall mean the Commonwealth of Pennsylvania.

                  "Surviving Obligations" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

                  "Taking" shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or
(b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the applicable Related Premises.

                  "Term" shall mean the Term as defined in Paragraph 5.

                  "Termination Amount" shall mean the sum of the applicable Termination Value and any Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Termination Amount.

                  "Termination Date" shall mean the Termination Date as defined in Paragraph 18.

                  "Termination Event" shall mean a Termination Event as defined in Paragraph 18.

                  "Termination Notice" shall mean Termination Notice as defined in Paragraph 18(a).

                  "Termination Value" shall mean the Termination Value specified in Exhibit "H" hereto for the applicable Lease Year.

                  "Third Party Purchaser" shall mean the Third Party Purchaser as defined in Paragraph 21(f).

         3.       Title and Condition.

                  (a)      The Leased Premises are demised and let subject to
(i) the rights of any Persons in possession of the Leased Premises, (ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

                  (b) Tenant acknowledges that the Leased Premises are in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY,
(xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION OR (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

                  (c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple title (both legal and equitable) to the Leased Premises is in Landlord and, except as provided in Paragraph 35 hereof with respect to certain rights of refusal to purchase the Leased Premises, that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, (ii) this Lease is a single Lease for multiple properties and shall not be terminable with respect to less than all of the Leased Premises or severable with respect to any one or more Related Premises except as specifically provided herein, (iii) the Improvements conform to all material Legal Requirements and all Insurance Requirements, (iv) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (v) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid to the extent required by their respective contracts, and all materials and supplies have been fully paid for, (vi) the Improvements have been fully completed in all material respects and are of a quality equal to comparable properties operated by Tenant, and (vii) all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently fully operative in all material respects.

                  (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all warranties, guaranties, indemnities and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until an Event of Default occurs or until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of said warranties, guaranties, indemnities and other rights shall automatically revert to Landlord.

         4.       Use of Leased Premises; Quiet Enjoyment.

                  (a) Tenant may occupy and use the Allentown Premises for distribution, assembly, warehousing, retail and light manufacturing and the Johnstown Premises for a retail facility and for no other purpose without the prior written consent of Landlord, which shall not be unreasonably withheld. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) cause structural injury to any of the Improvements or (iv) constitute a public or private nuisance or waste.

                  (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select and upon reasonable notice to Tenant (except in the case of any emergency, in which event no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.

         5.      Term.

                 (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (the "Initial Term" and the Initial Term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof (the "Commencement Date") and ending on the last day of the two hundred fortieth (240th) calendar month next following the date hereof (the "Expiration Date").

                  (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the fifth (5th), tenth (10th), fifteenth (15th), twentieth (20th) and twenty-fifth (25th) anniversaries of the Expiration Date (the Expiration Date and each such anniversary being a "Renewal Date"), the Term shall be deemed to have been automatically extended for an additional period of five (5) years with respect to both of the Allentown Premises and the Johnstown Premises, unless Tenant shall notify Landlord in writing at least twelve (12) months prior to the next Renewal Date that Tenant is terminating this Lease as of the next Renewal Date with respect to either one or both of the Allentown Premises and the Johnstown Premises. Unless Landlord receives any such notification Tenant shall, if requested by Landlord, and upon notice to Tenant, execute a document in recordable form evidencing the extension of the Term with respect to one or both of the Allentown Premises or Johnstown Premises, as applicable. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified; provided, however, if the Term is extended with respect to one but not both Related Premises, the Lease shall, as of the applicable Renewal Date, terminate as to the Related Premises for which the Term was not extended, and shall continue in effect only with respect to the Related Premises for which the Term is extended.

                  (c) If Tenant exercises its option pursuant to Paragraph 5(b) not to have the Term automatically extended, or if an Event of Default occurs, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of any of the Leased Premises for sale or reletting and to erect upon the Allentown Premises signs indicating such availability and (ii) show any of the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select.

         6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent"), commencing on the first day of May, 1997, and continuing on the first day of each August, November, February and May thereafter during the Term (each such day being a "Basic Rent Payment Date"). Each such rental payment shall be made, at Landlord's sole discretion, (a) to Landlord at its address set forth above and/or to such other Persons, at such addresses and in such proportions as Landlord may direct by fifteen (15) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof and provided Landlord shall not change the address to which payments shall be sent and/or the payee more than twice in any Lease
Year), and (b) by a check hand delivered at least three (3) business days before or mailed at least five (5) days before the applicable Basic Rent Payment Date, or in Federal Funds. Pro rata Basic Rent for the period from the date hereof through the last day of the month hereof shall be paid on the date hereof.

         7.      Additional Rent.

                 (a) Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

                           (i)  except as otherwise specifically provided
herein, all costs and expenses of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant's obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, (D) any Condemnation proceedings,
(E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises by Tenant to Landlord,
(G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant or any Complete Assignment or Partial Assignment (and Lease Bifurcation and Loan bifurcation in connection therewith), (I) Costs of Landlord's counsel incurred in connection with the preparation, negotiation and execution of this Lease, or incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant, and (J) any other items specifically required to be paid by Tenant under this Lease;

                           (ii)  after the date all or any portion of any
installment of Basic Rent is due and not paid, an amount equal to five percent (5%) of the amount of such unpaid installment or portion thereof ("Late Charge"); provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within two (2) days following notice from Landlord that such payment or portion thereof has not been received;

                           (iii)  a sum equal to any additional sums (including
any late charge, default penalties, interest and fees of Lender's counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant's late payment or non-payment of Basic Rent or by reason of an Event of Default; and

                           (iv)  interest at the rate (the "Default Rate") of
five percent (5%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue.

                  (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within five (5) days after Landlord's demand for payment thereof, and (ii) any other Additional Rent, within five (5) days after Landlord's demand for payment thereof.

                  (c) In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) exceed the maximum amount permitted by applicable Law.

         8.       Net Lease; Non-Terminability.

                  (a) This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

                  (b) Except as otherwise expressly provided herein, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason, including the following: (i) any damage to or theft, loss or destruction of any of the Leased Premises, (ii) any Condemnation, (iii) Tenant's acquisition of ownership of any of the Leased Premises other than pursuant to an express provision of this Lease, (iv) any default on the part of Landlord hereunder or under any Note, Mortgage, Assignment or any other agreement,

(v) any latent or other defect in any of the Leased Premises, (vi) the breach of any warranty of any seller or manufacturer of any of the Equipment, (vii) any violation of Paragraph 4(b) or any other provision of this Lease by Landlord,
(viii) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting Landlord, (ix) the exercise of any remedy, including foreclosure, under any Mortgage or Assignment, (x) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord, any trustee, receiver or liquidator of Landlord or any court under the Federal Bankruptcy Code or otherwise, (xi) any interference with Tenant's use of the Leased Premises, (xii) market or economic changes or (xiii) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding.

                  (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Bankruptcy Code).

                  (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law
(i) to quit, terminate or surrender this Lease or any of the Leased Premises, or
(ii) to any Set-Off of any Monetary Obligations.

         9.       Payment of Impositions.

                  (a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant's possessory interest in the Leased Premises,
(iii) any of the Leased Premises, (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent, or (v) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a Loan and which (as to this clause (v)) are normal and customary and Landlord has agreed to pay (collectively, the "Impositions"); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord, (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises or either Related Premises to any Person or (D) any transfer tax imposed on Landlord in connection with the sale of the Leased Premises or either Related Premises to any Person except for a sale to Tenant or its assignee or designee. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord receipts for payment of all taxes required to be paid by Tenant hereunder within forty-five (45) days after the due date thereof and within ten (10) days after written request from Landlord copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority and receipts for payment of all other Impositions. In no event shall Tenant have any obligation to pay Impositions applicable to a period extending beyond the expiration of the Term.

                  (b) Landlord shall have the right if required by the terms of any Mortgage and, in any event, during the occurrence of an Event of Default to require Tenant to pay to Landlord an additional monthly sum (each an "Escrow Payment") sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean real estate taxes on the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease. Landlord shall determine the amount of the Escrow Charges and of each Escrow Payment. The Escrow Payments may be commingled with other funds of Landlord or other Persons and no interest thereon shall be due or payable to Tenant. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as required by law or any Lender. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten
(10) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord.

         10.      Compliance with Laws and Easement Agreements; Environmental
Matters.

                  (a) Tenant shall, at its expense, comply with and conform to, and cause any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation.

                  (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully (i) abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder and (ii) enforce the obligations of any other Persons under any Easement Agreement. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed provided, however, as to the Johnstown Premises no such consent of Landlord shall be required unless the alteration, modification or amendment shall (i) reduce the required parking ratio at the Johnstown Premises, (ii) impair vehicular or pedestrian access to or visibility of the Johnstown Premises, (iii) permit in the shopping center in which the Johnstown Premises are located construction of additional improvements containing 75,000 square feet or more of floor area in excess of the floor area permitted under the Easement Agreement prior to such alteration, modification or amendment or (iv) otherwise adversely impact the value of the Johnstown Premises for its intended use. It is further agreed that Landlord's consent shall not be required to the entry by Tenant into any new Easement Agreement so long as such Easement Agreement is terminable at any time by Landlord upon not more than ninety (90) days notice.

                  (c) Upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate ("Site Reviewers") to visit the Leased Premises and perform environmental site investigations and assessments ("Site Assessments") on the Leased Premises for the purpose of determining whether there exists on the Leased Premises any Environmental Violation or any condition which could result in any Environmental Violation. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments shall be paid by Tenant if such Site Assessment shall disclose an Environmental Violation; otherwise the cost shall be paid by Landlord and shall not be Additional Rent.

                  (d) If an Environmental Violation occurs or is found to exist and, in Landlord's reasonable judgment, the cost of remediation of the same is likely to exceed $100,000, Tenant shall provide to Landlord, within thirty (30) days after Landlord's request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord's reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.

                  (e) Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist and the Term would otherwise terminate or expire, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

                  (f) If Tenant fails to comply with any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation.

                  (g) Tenant shall notify Landlord immediately after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

                  (h) All future leases, subleases or concession agreements relating to the Allentown Premises entered into by Tenant shall contain covenants of the other party thereto which are similar to the covenants of Tenant contained in subparagraphs (a) and (g) of this Paragraph 10.

                  (i) Tenant shall have performed or cause to be performed the post closing obligations described in Exhibit "I" attached hereto and made a part hereof.

         11.      Liens; Recording.

                  (a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

                  (b) Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in any of the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

         12.      Maintenance and Repair.

                  (a) Tenant shall at all times maintain or cause to be maintained each Related Premises and the Adjoining Property in as good repair and appearance as each is in on the date hereof and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to similar properties in comparable retail environments that are owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action reasonably necessary or appropriate for the preservation and safety of each Related Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Related Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

                  (b) If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining any of the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting any of the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be reasonably necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

         13.      Alterations and Improvements.

                  (a) Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender, to make (i) Alterations or a series of related Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of $250,000 in any Lease Year with respect to either of the Related Premises and (ii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of $250,000 as to either of the Related Premises in any Lease Year, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any Alterations or series of related Alterations as to either of the Related Premises in any Lease Year or if the Equipment or accessions thereto installed in either of the Related Premises in any Lease Year is in excess of $250,000, the prior written approval of Landlord and Lender shall be required, such approval not to be unreasonably withheld, delayed or conditioned. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and Lender, which approval shall not be unreasonably withheld or delayed.

                  (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work"), then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have (A) a value in use equivalent to the greater of (1) the value in use on the date hereof of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such Replaced Equipment was then in the condition required by this Lease) or (2) the value in use on the date hereof of the Equipment being replaced and (B) where appropriate a useful life equal to the greater of the useful life on the date hereof of the Equipment being replaced or the useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such Replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work,
(viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent required by this Lease, with the provisions of Paragraphs 12(a) and 19(a), whether or not such Work involves restoration of the Leased Premises.

         14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations"), so long as at the time of such non-compliance no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, or

(v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord security which is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

         15.      Indemnification.

                  (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an "Indemnitee") from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of any of the Leased Premises or Adjoining Property, (ii) any casualty in any manner arising from any of the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

                  (b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord, at its sole cost and expense which shall not be Additional Rent, may employ counsel of its choice to monitor the defense of any such action) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the cost of such counsel shall be paid by Tenant.

                  (c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

         16.      Insurance.

                  (a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

                           (i)  Insurance against physical loss or damage to the
Improvements and Equipment as provided under a standard "All Risk" property policy including but not limited to flood (to the extent that a Related Premises is in a flood zone) and earthquake coverage in amounts not less than the actual replacement cost of the Improvements and Equipment. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles not more than $150,000 per occurrence.

                           (ii)  Commercial General Liability Insurance
(including but not limited to Incidental Medical Malpractice and

Host Liquor Liability if required) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $10,000,000 per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

                           (iii)  Worker's compensation insurance covering all
persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Worker's Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State or States in which the Leased Premises are located.

                           (iv)  Comprehensive Boiler and Machinery Insurance on
any of the Equipment or any other equipment on or in the Leased Premises in an amount not less than $5,000,000 per accident for damage to property. Such policies shall include at least $250,000 per accident for Off-Premises Service Interruption, Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-up Expense and may contain a deductible not to exceed $150,000.

                           (v)  Business Income/Extra Expense Insurance to
include loss of rents at limits sufficient to cover 100% of the annual rent payable to Landlord with a period of indemnity not less than one year from time of loss. Such insurance shall name Landlord as additional insured solely with respect to Rent payable to or for the benefit of Landlord under this Lease Agreement.

                           (vi)  During any period in which substantial
Alterations at any Related Premises are being undertaken, builder's risk insurance (which may be provided by the contractor performing the work) covering the total completed value including any "soft costs" with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such "soft cost" endorsements and such other endorsements as Landlord may reasonably require and general liability, worker's compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

                           (vii)  Such other insurance (or other terms with
respect to any insurance required pursuant to this Paragraph

16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Leased Premises.

                  (b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best's rating of A:X or above and are admitted in, or approved to write insurance policies by, the State Insurance Department for the states in which the Leased Premises are located. The insurance policies shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Tenant as insured and Landlord as Owner and Lender as loss payee, each as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as additional insured and Lender and Landlord as loss payee, each as its interest may appear. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

                  (c)      Each insurance policy referred to in clauses (i),
(iv), (v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and reasonably acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled except after thirty (30) days' prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder to Landlord, Lender or any third Person shall be payable notwithstanding (i) any act or omission of Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

                  (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and, upon Landlord's request, deliver to Landlord evidence of the payment of the full premium therefor or installment then due prior to the expiration date of such policy, and shall promptly deliver to Landlord original certificates of insurance signed by an authorized representative of the applicable insurance company.

                  (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16. Original Certificates of insurance for each such "blanket" or umbrella policy signed by an authorized representative of the applicable insurance company shall promptly be delivered to Landlord.

                  (f) Tenant shall have the replacement cost and insurable value of the Improvements and Equipment determined from time to time as required by the replacement cost and agreed amount endorsements and shall deliver to Landlord the new replacement cost and agreed amount endorsement or certificate evidencing such endorsement promptly upon Tenant's receipt thereof.

                  (g)      Tenant shall promptly comply with and conform to
(i) all provisions of each insurance policy required by this Paragraph 16 and
(ii) all reasonable requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

                  (h) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as additional insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies therefor.

                  (i) All policies shall contain full waivers of subrogation against the Landlord.

                  (j) All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

                           (i)  Except for proceeds payable to a Person other
than Landlord, Tenant or Lender, all proceeds of insurance required under clauses (ii), (iv), (v) and (vii) of Paragraph 16(a) and proceeds attributable to the general liability coverage provisions of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to Landlord or, if required by the Mortgage, to Lender, as their interests may appear.

                           (ii)  Proceeds of insurance required under clause (i)
of Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable by Landlord (or Lender) and applied as set forth in Paragraph 17. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease.

         17.      Casualty and Condemnation.

                  (a) If any Casualty to either of the Related Premises occurs, Tenant shall give Landlord and Lender immediate notice thereof. So long as no Event of Default exists Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld or delayed, and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

                  (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant therein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any

Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord and Lender. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

                  (c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur to any Related Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including $250,000 shall be paid by Landlord to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraph 13(b) of this Lease. Any Net Award in excess of $250,000 shall (unless such Casualty resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender if the terms of the Mortgage so require) to Tenant for the restoration of any of the Leased Premises pursuant to and in accordance with and subject to the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

         18.      Termination Events.

                  (a) If (i) all of either Related Premises shall be taken by a Taking or (ii) any substantial portion of either Related Premises shall be taken by a Taking or all or any substantial portion of either Related Premises shall be totally damaged or destroyed by a Casualty and, in any such case, Tenant certifies and covenants to Landlord that it will forever abandon operations at the Related Premises, (any one or all of the Related Premises described in the above clauses
(i) and (ii) above being hereinafter referred to as the "Affected Premises" and each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a "Termination Event"), then (x) in the case of (i) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within sixty (60) days after Tenant receives a Condemnation Notice or sixty (60) days after the Casualty, as the case may be, to give to Landlord written notice (a "Termination Notice") of the Tenant's option to terminate this Lease as to the Affected Premises in the form described in Paragraph 18(b).

                  (b) A Termination Notice shall contain (i) notice of Tenant's intention to terminate this Lease as to the Affected Premises on the first Basic Rent Payment Date which occurs at least ninety (90) days after the date of the Termination Notice (the "Termination Date"), (ii) a binding and irrevocable offer of Tenant to pay the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenant described therein and a certified resolution of the Board of Directors of Tenant authorizing the same.

                  (c) If Landlord shall reject such offer to terminate this Lease as to the Affected Premises by written notice to Tenant (a "Rejection"), which Rejection shall contain the written consent of Lender, not later than thirty (30) days following the date on which Landlord receives the Termination Notice, then this Lease shall terminate as to the Affected Premises on the Termination Date; provided that, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen as to the Affected Premises (collectively, "Remaining Obligations") on or prior to the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate as to the Affected Premises to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder as to the Affected Premises shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Affected Premises and (iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate as provided above, if Tenant has not satisfied all Remaining Obligations on such date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic

Rent Payment Date after such date on which Tenant has satisfied all such Remaining Obligations.

                  (d) Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following the date of the Termination Notice, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Remaining Obligations and Landlord shall convey to Tenant or its designee the Affected Premises or the remaining portion thereof, if any, all in accordance with Paragraph 20, and shall assign to Tenant (or pay over to Tenant) the Net Award.

                  (e) In the event of the termination of this Lease as to the Affected Premises as hereinabove provided, this Lease shall remain in full force and effect as to the Remaining Premises; provided, that the Basic Rent for the Remaining Premises to be paid after such termination shall be the Basic Rent otherwise payable hereunder with respect to the Leased Premises multiplied by the percentage set forth on Exhibit "F" for the Remaining Premises.

         19.      Restoration.

                  (a) Landlord (or Lender if required by any Mortgage) shall hold any Net Award in excess of $250,000 in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

                           (i)  prior to commencement of restoration, (A) the
architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord, such approval not to be unreasonably withheld, (B) Landlord and Lender shall be provided with acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord and Lender as additional dual obligees, and (C) appropriate waivers of mechanics' and materialmen's liens shall have been filed;

                           (ii)  at the time of any disbursement, no Event of
Default shall exist and no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged or unbonded;

                           (iii)  disbursements shall be made from time to time
in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors' and subcontractors' sworn statements as to completed work and the cost thereof for which payment is requested and (D) a satisfactory bringdown of title insurance;

                           (iv)  each request for disbursement shall be
accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

                           (v)  Landlord may retain ten percent (10%) of the
Restoration Fund until the restoration is fully completed;

                           (vi)  the Restoration Fund shall not be commingled
with Landlord's other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

                           (vii)  such other reasonable conditions as Landlord
or Lender may impose.

                  (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

                  (c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum (the "Remaining Sum") shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

                  (d) Any Net Award not in excess of $250,000 shall be paid over to Tenant by Landlord or Lender promptly upon receipt and shall be used by Tenant to restore the applicable Related Premises in accordance with the provisions of Paragraph 17(c).

         20.      Procedures Upon Purchase.

                  (a) If the Leased Premises or any of the Related Premises are purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant or its designee shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises or the applicable Related Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises or the applicable Related Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

                  (b) Upon the date fixed for any such purchase of the Leased Premises or any of the Related Premises pursuant to any provision of this Lease (any such date the "Purchase Date"), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder with respect to the applicable Related Premises (but not with respect to the Remaining Premises) shall terminate, except any Surviving Obligations.

                  (c) If the completion of such purchase shall be delayed after (i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then (x) Rent shall continue to be due and payable until completion of such purchase and (y) at Landlord's sole option, Fair Market Value shall be redetermined and the Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination.

                  (d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

         21.      Assignment and Subletting; Prohibition against Leasehold
Financing.

                  (a)(i) Except as specifically provided in this Paragraph 21 and subject to the terms hereof, Tenant shall not assign this Lease, voluntarily or involuntarily, whether by operation of law or otherwise. Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, with no consent of Landlord or Lender being required or necessary ("Preapproved Assignment") (A) to assign this Lease either in its entirety ("Complete Assignment") or (B) to cause Landlord to bifurcate this Lease into two leases ("Lease Bifurcation"), one for each Related Premises (each, a "Bifurcated Lease"), provided that the Basic Rent under each such Bifurcated Lease shall be allocated between each of the Related Premises as provided in Exhibit "F", and to assign this Lease with respect to either Related Premises ("Partial Assignment"), provided that any such Complete Assignment or Partial Assignment is to a Person ("Preapproved Assignee"), that immediately following such assignment has a publicly traded unsecured senior debt rating of "A" or better from Moody's Investors Services, Inc. or a rating of "A" or better from Standard & Poor's Corporation, and in the event all of such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency reasonably acceptable to Landlord and Lender.

                           (ii)  If Tenant desires to assign this Lease through
either a Complete Assignment or a Partial Assignment to a Person ("Non-Preapproved Assignee") who would not be a Preapproved Assignee ("Non-Preapproved Assignment") then Tenant shall, not less than sixty (60) days prior to the date on which it desires to make a Non-Preapproved Assignment submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee (the "Criteria"): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises and (F) risk factors associated with the proposed use of the Leased Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns, product liability and the like.

Landlord and Lender shall review such Criteria and shall approve or disapprove the Non-Preapproved Assignee no later than the thirtieth (30th) day following receipt of all such Criteria, and Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Criteria.

                           (iii)  If Landlord and Lender withhold consent to the
Non-Preapproved Assignment and Tenant desires to complete the Non-Preapproved Assignment, Tenant shall make a rejectable offer (the "Intended Assignment Offer") to purchase the Leased Premises or applicable Related Premises for a purchase price equal to the Offer Amount and to consummate the purchase on the first Basic Rent Payment Date occurring thirty (30) days after the determination of Fair Market Value (the "Intended Assignment Purchase Date"). Notwithstanding the foregoing, if the Intended Assignment Offer is accepted by Landlord and the Non-Preapproved Assignment occurs on a date (the "Assignment Date") that is prior to the Intended Assignment Purchase Date, then no later than the Assignment Date, Tenant shall deposit in escrow with Lender an amount (the "Deposit Amount") equal to one hundred ten percent (110%) of the sum of the applicable Acquisition Cost and any Prepayment Premium. The Deposit Amount shall be held by and invested by Landlord and the Deposit Amount, together with any interest earned thereon, shall be applied on the Intended Assignment Purchase Date to payment of the Assignment Offer Amount. Any part of the Deposit Amount and interest earned thereon in excess of the Assignment Offer Amount shall be refunded to Tenant.

                           (iv)  If Landlord shall reject the Intended
Assignment Offer by notice to Tenant, such notice to contain the written consent of Lender to such rejection, no later than the thirtieth (30th) day following receipt of the Intended Assignment Offer by Landlord, then this Lease shall remain in full force and effect and Landlord and Lender shall be deemed to have consented to the Non-Preapproved Assignment (notwithstanding their original withholding of consent). Nothing provided herein shall constitute a waiver by Landlord of the obligation of Tenant to comply with the requirements of this Paragraph 21(a)(iv) if a subsequent Non-Preapproved Assignment arises. No rejection of the Intended Assignment Offer shall be effective for any purpose unless consented to in writing by Lender.

                           (v)  Unless Landlord shall have rejected the Intended
Assignment Offer by the foregoing notice to Tenant not later than the thirtieth
(30th) day following receipt of the information described in the foregoing Paragraph 21(a)(ii), Landlord shall be conclusively presumed to have accepted the Intended Assignment Offer. If the Intended Assignment Offer is accepted by Landlord, Tenant shall pay to Landlord the Offer Amount (less the Deposit Amount and interest thereon paid to Landlord) on the Intended Assignment Purchase Date and, provided that no Rent or any other charge is due and unpaid under this Lease as of the Intended Assignment Purchase Date and Tenant is otherwise in compliance with the terms of this Lease, Landlord shall convey to Tenant the Leased Premises in accordance with the provisions of Paragraph 20 of this Lease.

                  (b) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, to enter into one or more subleases that demise, in the aggregate, up to but not in excess of thirty-five percent (35%) of the gross space in the Allentown Premises and to enter into one or more subleases or license agreements for the Johnstown Premises for customary full service department store licensed operations with no consent or approval of Landlord being required or necessary ("Preapproved Sublet"). Other than pursuant to a Preapproved Sublet, no portion of the Leased Premises shall be subleased during the Term to any other Person without the prior written consent of Landlord and Lender, which consent shall be granted or withheld based on a review of the Criteria. Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their reasonable review of the Criteria.

                  (c) If Tenant assigns all its rights and interest under this Lease either in a Partial Assignment with respect to a Related Premises or a Complete Assignment with respect to the Leased Premises, the assignee under any such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease or license agreement of either of the Related Premises shall be subject and subordinate to the provisions of this Lease. Upon any assignment (i) to a Preapproved Assignee or (ii) any assignment to a Non-Preapproved Assignee that is consented to by Landlord and Lender and that, immediately following such assignment has a publicly traded unsecured senior debt rating of "Baa" or better from Moody's Investors Services, Inc. or a rating "BBB" from Standard & Poor's Corporation, or a Replacement Agency, Tenant shall be released from all of its obligations hereunder which arise after the date of such assignment, except for Surviving Obligations. No other assignment and no sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

                  (d) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease consented to by Landlord, deliver a duplicate original copy thereof to

Landlord which, in the event of an assignment, shall be in recordable form.

                  (e) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that if an Event of Default has occurred and is continuing, Landlord shall have the absolute right upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to apply the same against the Rent due under the Lease. Tenant shall not accept any rents more than thirty (30) days in advance of the accrual thereof.

                  (f) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of any of the Related Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.

                  (g) If required by any Lender, Landlord may cause a Lease Bifurcation to occur and subject to the provisions of Paragraph 36, Landlord may sell or transfer the Leased Premises at any time without Tenant's consent to any third party (each a "Third Party Purchaser"). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

         22.      Events of Default.

                  (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this Lease:

                           (i)  a failure by Tenant to make any payment of any
Monetary Obligation, regardless of the reason for such failure;

                           (ii)  a failure by Tenant duly to perform and
observe, or a violation or breach of, any provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

                           (iii)  any representation or warranty made by Tenant
herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;

                           (iv)  a default beyond any applicable cure period or
at maturity by Tenant or Guarantor in any payment of principal or interest on any obligations for borrowed money having an original principal balance of $10,000,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if an effect of such default is to cause, or permit any Person to cause, such obligation to become due prior to its stated maturity;

                           (v)  a default by Tenant or Guarantor beyond any
applicable cure period in the payment of rent under, or in the performance of any other material provision of, any other lease or leases that have, in the aggregate, rental obligations over the terms thereof of $5,000,000 or more (less any amounts payable from the proceeds of insurance) if the Landlord under any such lease or leases commences to exercise its remedies thereunder;

                           (vi)  a final, non-appealable judgment or judgments
for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against Tenant or Guarantor and the same shall remain undischarged for a period of sixty (60) consecutive days;

                           (vii)  Tenant shall (A) voluntarily be adjudicated a
bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for any of the Related Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

                           (viii)  a court shall enter an order, judgment or
decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Related Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

                           (ix)  either of the Related Premises shall remain
vacant for a period that exceeds twelve (12) consecutive months or shall be abandoned;

                           (x)  Tenant shall be liquidated or dissolved or shall
begin proceedings towards its liquidation or dissolution;

                           (xi)  the estate or interest of Tenant in any of the
Related Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

                           (xii)  a failure by Tenant to perform or observe, or
a violation or breach of, or a misrepresentation by Tenant under, any provision of any Assignment or any other document between Tenant and Lender with respect to a Loan, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

                           (xiii)  the breach of any Covenant shall occur; or

                           (xiv)  an Event of Default (as defined in the
Guaranty) beyond any applicable cure period shall occur under the Guaranty.

                  (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iii), (iv), (v), (vi), (vii),
(viii), (ix), (x), (xi), (xii), (xiii) or (xiv) of Paragraph 22(a); (B) the default consists of a failure to provide any insurance required by Paragraph 16 or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a), the applicable cure period shall be three (3) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time within any consecutive twelve (12) month period. If the default consists of a default under clause (ii) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be twenty (20) days from the date on which notice is given or, if the default cannot be cured within such twenty (20) day period and delay in the exercise of a remedy would not (in Landlord's reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed sixty (60) days), provided that Tenant shall commence to cure the default within the said twenty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.

         23.      Remedies and Damages Upon Default.

                  (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

                           (i)  Landlord may give Tenant notice of Landlord's
intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess any of the Leased Premises not surrendered, with or without legal process, by peaceably entering any of the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of any of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iii) or (B) collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

                           (ii)  After repossession of any of the Leased
Premises pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

                           (iii)  Landlord may declare by notice to Tenant the
entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term and (B) Tenant shall have no option to extend or renew the Term.

                  (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

                           (i)  If Landlord exercises its remedy under Paragraph
23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord's Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses, reasonable attorneys' fees, employees' expenses, costs of Alterations and expenses and preparation for reletting.

                           (ii)  If Landlord exercises its remedy under
Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages on the date on which the same are due and payable under the terms of this Lease all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord's Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

                  (c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

                  (d) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

                  (e) No termination of this Lease, repossession or reletting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

                  (f) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD HEREUNDER, TENANT WAIVES ANY RIGHT TO A TRIAL BY JURY.

                  (g) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

                  (h) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

                           (i) Tenant hereby waives and surrenders, for itself
and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

                           (j) Except as otherwise provided herein, all remedies
are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

         24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address hereinafter provided or when delivery is refused. Notice shall be sent to:

                                    If to Tenant by certified U.S. Mail:

                                    The Bon-Ton Department Stores, Inc.
                                    P.O. Box 2821
                                    York, Pennsylvania 17405-2821
                                    Attn:  Senior Vice President and Real Estate
                                           Legal and Governmental Affairs


                                    If to Tenant by other delivery service:

                                    The Bon-Ton Department Stores, Inc.
                                    2801 E. Market Street
                                    York, Pennsylvania 17402-2495
                                    Attn:  Senior Vice President and Real Estate
                                           Legal and Governmental Affairs

                                    With a duplicate copy delivered in
                                    either case, by certified U.S. Mail
                                    to:

                                    The Bon-Ton Department Stores, Inc.
                                    P.O. Box 2821
                                    York, Pennsylvania 17405-2821
                                    Attn:  Vice President - Real Estate
                                           and Corporate Counsel


                                    If to Landlord:

                                    BT (PA) QRS 12-25, Inc.
                                    c/o W.P. Carey & Co., Inc.
                                    50 Rockefeller Plaza
                                    Second Floor
                                    New York, NY  10020
                                    Attn: Property Manager

                                    With a duplicate copy:

                                    Reed Smith Shaw & McClay
                                    2500 One Liberty Place
                                    Philadelphia, PA 19103
                                    Attention:  Chairman, Real Estate Department

         For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days' notice of the new address to the other party, in the manner provided above.

         25. Estoppel Certificate. At any time upon not less than fifteen (15) days' prior written request by either Landlord or Tenant (the "Requesting Party") to the other party (the "Responding Party"), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by an court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises.

         26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

         27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

         28.      Books and Records.

                  (a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and, consistent with the operation of its business, with respect to the Leased Premises in accordance with generally accepted accounting principles ("GAAP") consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord. Upon the request of Landlord (either telephonically or in writing), Tenant shall provide Landlord with copies of any information to which Landlord would be entitled in the course of a personal visit.

                  (b) Tenant shall deliver to Landlord and to Lender within ninety (90) days of the close of each fiscal year of Tenant, annual audited financial statements of Tenant prepared by nationally recognized independent certified public accountants. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant, certified by Tenant's chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements of Tenant shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit. Tenant shall not be required to comply with the requirements of Paragraph 28(b) for so long as Tenant's financial statements are consolidated with the financial statement of Guarantor and Guarantor provides to Landlord the financial statements required under Section 2.02 of the Guaranty, except that Tenant shall, in all events, provide to Landlord monthly profit and loss statements for the Leased Premises.

         29.      Determination of Value.

                  (a) If a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the following procedure:

                           (i) Landlord and Tenant shall endeavor to agree upon
such Fair Market Value within thirty (30) days after the date (the "Applicable Initial Date") on which (A) Tenant makes the Intended Assignment Offer under Paragraph 21(a) or (B) Tenant makes an offer with respect to the Allentown Premises pursuant to Paragraph 37. Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value.

                           (ii) If the parties shall not have signed such
agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord's receipt of Tenant's notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them as of the Relevant Date (and given to Landlord by Tenant). If such two appraisers shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive.

                           (iii) If such two appraisers shall be unable to agree
upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third appraiser to make the determination of Fair Market Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

                           (iv) If such two appraisers shall be unable to agree
upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto (with respect to the other party), be appointed by the President or Chairman of the American Arbitration Association in New York, New York. The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

                           (v) If a third appraiser is selected, Fair Market
Value shall be the average of the determination of Fair Market Value made by the third appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

                           (vi) All appraisers selected or appointed pursuant to
this Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease,
(C) utilize the definition of Fair Market Value hereinabove set forth above, and
(D) be registered in the State if the State provides for or requires such registration.

                           (vii) The Cost of the procedure described in this
Paragraph 29(a) above shall be borne by Tenant.

                  (b) If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended with respect to the Leased Premises or the Related Premises, as applicable, to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made.

                  (c)      In determining Fair Market Value as defined in clause
(a) of the definition of Fair Market Value, the appraisers shall add (i) the present value of the Rent for the remaining Term (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of Tenant and (ii) the present value of the Leased Premises as of the end of such Term. The appraisers shall further assume that no default then exists under the Lease, that Tenant has complied (and will comply) with all provisions of the Lease, and that Guarantor and Tenant have not violated (and will not violate) any of the Covenants.

         30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, officer, general partner, limited partner, employee or agent of Landlord, or any general partner of Landlord, any of its general partners or shareholders (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of its general partners, either directly or through Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), or (d) any other Person (including Carey Property Advisors, Carey Fiduciary Advisors, Inc., W.P. Carey & Co., Inc., W.P. Carey Incorporated and any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof).

         31.      Financing.

                  (a) Tenant agrees to pay all costs and expenses incurred by Landlord in connection with the purchase, leasing and initial financing of the Leased Premises including, without limitation, the cost of appraisals, environmental reports, title insurance, surveys, legal fees and expenses and Lender's commitment fees.

                  (b) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender reasonably requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant's obligations under this Lease. Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (a) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (b) Lender and its assigns will not be subject to any counterclaim, demand or offsets which Tenant may have against Landlord.

         32. Subordination. This Lease and Tenant's interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition of this Lease and all Tenant's rights hereunder unless and until an Event of Default exists or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.

         33. Financial Covenants. Tenant hereby covenants and agrees to comply with all the Covenants to the extent the Covenants are applicable to Tenant.

         34. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under
Section 167 or

168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

         35.      Right of First Refusal.

                  (a) Landlord shall provide notice ("Market Notice") to Tenant if Landlord intends to market the Leased Premises or either Related Premises for sale. Except as otherwise provided in Paragraph 35(e), and provided an Event of Default does not then exist, if Landlord shall enter into a contract (the "Sale Contract") for the sale of the entire Leased Premises or for either of the Related Premises with a Third Party Purchaser, which Sale Contract shall be conditioned upon Tenant's failure to exercise its right under this Paragraph 35, then promptly following the execution thereof, Landlord shall give written notice to Tenant, together with a copy of the executed Sale Contract.

                  (b) For a period equal to the greater of (i) thirty (30) days following receipt of such executed Sale Contract or (ii) ninety (90) days following a market receipt of a Market Notice, Tenant shall have the right and option, exercisable by written notice to Landlord given within said thirty (30) day period, to elect to purchase the Premises which are the subject of such Sale Contract (the "Sale Premises") at the purchase price and upon all the terms and conditions set forth in the Sale Contract except that no contingencies contained in such Sale Contract as to environmental assessments, engineering studies, inspection of the Sale Premises, availability of financing, sale of other property, state of the title to or encumbrances on the Sale Premises, or any other condition or contingency to the Third Party Purchaser's obligation to purchase the Sale Premises which pertains to the physical condition of the Sale Premises, shall apply to Tenant's obligation to purchase the Sale Premises under this Paragraph 35, and Tenant shall be obligated to purchase the Sale Premises without any such condition or contingency.

                  (c) If at the expiration of the aforesaid thirty (30) day period Tenant shall have failed to exercise the aforesaid option, Landlord may sell the Sale Premises to such Third Party Purchaser upon the terms set forth in such contract.

                  (d) Except as otherwise specifically provided herein, the closing date for any purchase of the Sale Premises by Tenant pursuant to this Paragraph 35 shall be the later to occur of (i) ninety (90) days after the date of Tenant's notice to Landlord of its intention to purchase the Sale Premises upon the terms of a Sale Contract with a Third Party Purchaser or (ii) the closing date provided in such Sale Contract. At such closing Landlord shall convey the Sale Premises to Tenant in accordance with, and Tenant shall pay to Landlord the purchase price and other consideration set forth in, the applicable Sale Contract.

                  (e) Tenant shall have the right to exercise the foregoing right of first refusal upon (i) each proposed sale of the Leased Premises prior to the fifteenth (15th) anniversary of this Lease and (ii) notwithstanding the lack of exercise by Tenant in (i) above, one (1) time after the fifteenth (15th) anniversary of this Lease; provided, that if, following compliance with the procedure described in this Paragraph 35, a Third Party Purchaser does not purchase the Leased Premises, such event shall not count as an exercise of Tenant's right of first refusal. Notwithstanding anything to the contrary, if Tenant fails to exercise the right of first refusal granted pursuant to this Paragraph (c), subsection (ii), after the fifteenth (15th) anniversary of this Lease and the sale to the Third Party Purchaser is consummated, or if the Term of this Lease shall terminate or expire or a Lease Bifurcation occurs that is requested by, or a result of Tenant's act, such rights of first refusal granted pursuant to this Paragraph 36 shall terminate and be null and void and of no further force and effect. In such event Tenant shall execute a quitclaim deed and such other documents as Landlord shall reasonably request evidencing the termination of its right of first refusal.

                  (f) If Tenant does not exercise its right of first refusal to purchase the Sale Premises and the Sale Premises are transferred to a Third Party Purchaser, Tenant will attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

                  (g) The provisions of this Paragraph 35 shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord's interest in the Leased Premises, (ii) any sale of the Leased Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which Landlord's interest in the Leased Premises is now or hereafter subject, (iii) any transfer of Landlord's interest in the Leased Premises to a Lender, beneficiary under deed of trust or other holder of a security interest therein or their designees by deed in lieu of foreclosure, (iv) any transfer of the Leased Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises to any affiliate of Landlord or to any entity for whom W.P. Carey & Co., Inc., W.P. Carey Incorporated or any of their affiliates provides management services or investment advice, (vi) any Person to whom Landlord sells all or substantially all of its assets, or

(vii) any transfer of the Leased Premises to any of the successors or assigns of any of the Persons referred to in the foregoing clauses (i) through (vi).

         36. Sale of Related Premises by Landlord. If at any time or from time to time Landlord sells either Related Premises (any such premises, a "Landlord Sale Premises") either to Tenant or to a Third Party Purchaser, then Landlord and Tenant agree that (i) the Lease shall be bifurcated with respect to the remaining Related Premises and the Landlord Sale Premises; (ii) Tenant will attorn to any purchaser with respect to the Landlord Sale Premises purchased so long as such purchaser assumes the obligations of Landlord under the Lease with respect to the Landlord Sale Premises; and (iii) the terms of the Lease will remain in full force and effect with respect to the Landlord Sale Premises except that the Basic Rent will be the percentage of the then Basic Rent which is allocated to the Landlord Sale Premises as set forth on Exhibit "F" attached hereto and made a part hereof; and (iv) the terms of the Lease will remain in full force and effect with respect to the remaining Related Premises except that the Basic Rent will be the percentage of the then Basic Rent which is allocated to the remaining Related Premises as set forth on Exhibit "F" attached hereto and made a part hereof. At the request of Landlord, Tenant will execute such documents confirming the agreements referred to above and such other agreements as Landlord may reasonably request provided that such agreements will not result in any cost to Tenant and will not increase the liabilities and obligations of Tenant hereunder.

         37.      Substitution and Exchange of Premises.

                  (a) If at any time after the end of the second (2nd) Lease Year, Tenant in its reasonable business judgment determines that the Allentown Premises has become uneconomic for Tenant's continued use and occupancy in its business operations, then Tenant shall have the right to make a rejectable offer to convey to Landlord a substitute property (the "Exchange Premises") and lease the Exchange Premises back from Landlord on the terms and conditions provided herein in exchange for the conveyance to Tenant of the Allentown Premises and the termination of the Lease with respect to the Allentown Premises (the "Exchange"). In the event that Tenant elects to exercise such right, Tenant shall deliver to Landlord (i) a certificate of Tenant stating that the Allentown Premises are no longer economic or suitable for Tenant's continued use and occupancy in its business operations, specifying in reasonable detail the reasons therefore, and further certifying that Tenant intends forever to abandon its operations at the Allentown Premises, which certificate shall be accompanied by a resolution of the board of directors of Tenant authorizing the delivery of such notice and the Exchange; (ii) a description and an appraisal of the Exchange Premises by an appraiser and in such form as are satisfactory to Landlord; (iii) such other relevant data as Landlord may request demonstrating the economic viability of the Exchange Premises, the marketability of title to the Exchange Premises and the environmental status of the Exchange Premises; (iv) Tenant's rejectable offer to convey the Exchange Premises to Landlord and lease back the Exchange Premises in exchange for Landlord conveying the Allentown Premises to Tenant and terminating the Lease with respect to the Allentown Premises and (v) a statement of Tenant's intention to affect the Exchange on the first Basic Rent Payment Date occurring at least ninety (90) days following determination of Fair Market Value of the Exchange Premises (the "Exchange Date"). Landlord and Tenant shall promptly commence to determine the Fair Market Value of the Exchange Premises.

                  (b) Landlord, with the written consent of Lender, shall accept or reject such offer not later than sixty (60) days following determination of Fair Market Value of the Exchange Premises. If Landlord, with the written consent of Lender, shall reject Tenant's offer then this Lease shall remain in full force and effect with respect to the Allentown Premises. If Landlord, with the written consent of Lender, shall accept Tenant's offer and if on the Exchange Date all conditions and requirements imposed by Landlord and Lender in connection with the acceptance of Tenant's offer of substitution have been satisfied, including, but not limited to, (i) the approval of Landlord, Lender and their respective counsel of all documents relating to the Exchange;
(ii) payment in full by Tenant of all installments of annual Basic Rent, Additional Rent and all other charges due and unpaid hereunder; (iii) compliance by Tenant with all other obligations and liabilities, actual or contingent, under this Lease which have arisen on or prior to the Exchange Date and Tenant not then being in default hereunder; (iv) delivery to Landlord and Lender, respectively, of ALTA "owner" and "mortgagee" title insurance policies insuring Landlord's fee title to the Exchange Premises and Lender's first lien thereon subject only to such matters as Landlord and Lender shall approve; (v) Tenant's conveyance of the Exchange Premises to Landlord, the lease back of the Exchange Premises to Tenant in accordance with and subject to the terms and conditions of this Lease as the same shall be amended accordingly, and (vi) the mortgaging of the Exchange Premises in accordance with and subject to the terms of the Mortgage as the same shall be amended to reflect the substitution of the Exchange Premises for the Allentown Premises; then the Allentown Premises shall be conveyed to Tenant in accordance with the provisions of Paragraph 20 and all obligations hereunder with respect to the Allentown Premises shall terminate, except for any obligations or liabilities of Tenant, actual or contingent, arising prior to such conveyance.

Tenant shall pay charges incident to the Exchange, regardless of whether or not the Exchange occurs, including, but not limited to, Landlord's and Lender's counsel fees, escrow fees, recording fees, brokerage fees incurred by Tenant, title insurance and all federal, state and local taxes which may be incurred or imposed by reason of such conveyance and transfer and/or by delivery of any deed or other instrument.

         38. Release of Excess Land. Landlord acknowledges that Tenant has committed to convey the Excess Land to the Township of Whitehall, and Landlord shall, upon Tenant's request, convey the Excess Land to Tenant or Tenant's designee; provided, that the following conditions are satisfied: the Leased Premises shall have been subdivided in compliance with all applicable subdivision laws, Legal Requirements and Easement Agreements so that the Excess Land and the remainder of the Leased Premises (the "Retained Premises") are separate tracts, (ii) after such sale both the Excess Land and the Retained Premises shall comply with all applicable Laws, Legal Requirements and Easement Agreements, and (iii) all Costs of Landlord, Lender and Tenant in connection with the transfer of the Excess Land and in complying with the above conditions, including reasonable attorneys' fees, shall be borne solely by Tenant. If Landlord conveys the Excess Land, then this Lease and any Mortgage granted by Landlord shall terminate with respect to the Excess Land, but shall remain in full force and effect with respect to the Retained Premises, provided, however, that in no event will the release of the Excess Land from this Lease amend, reduce or modify any of the obligations and liabilities of Tenant hereunder, including the obligation to pay Basic Rent in the amount set forth in Exhibit "D" hereto.

         39.       Miscellaneous.

                   (a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

                   (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein"; and (ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof or interest therein".

                  (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Except as otherwise specifically provided herein, Landlord shall have the right, at its sole option, to withhold or delay its consent whenever such consent is required under Paragraph 21 of this Lease for any reason or no reason. In all other cases, Landlord shall not unreasonably withhold its consent, provided that Lender consents to any such request. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

                  (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

                  (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

                  (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

                  (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

                  (h) Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease with respect to any Related Premises.

                  (i) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                  (j) All exhibits attached hereto are incorporated herein as if fully set forth.

                  (k) This Lease shall be governed by and construed and enforced in accordance with the Laws of the State.

         IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.


                                        LANDLORD:

                                        BT (PA) QRS 12-25, INC., a
                                        Pennsylvania corporation


                                        By: _________________________________

                                        Title: Second Vice President


ATTEST:                                 TENANT:

                                        THE BON-TON DEPARTMENT STORES,
                                        INC., a Pennsylvania corporation


By: __________________________          By: _________________________________

Title: Secretary                        Title: Senior Vice President


[Corporate Seal]

                                                                     EXHIBIT A-1



                                    PREMISES

Allentown Premises

ALL THAT CERTAIN tract of land situate along S.R. 1023 (formerly known as L.R. 555 Spur), also known as 3585 South Church Street, in Whitehall Township, Lehigh County, Pennsylvania, as shown on As-Built Survey Plan titled "Bon-Ton Department Stores, Inc. Distribution Center" Plan #P-3364 dated February, 1997 as prepared by F & M Associates, Inc., Consulting Civil Engineers, Allentown, Pennsylvania, bounded and described as follows, to wit:

BEGINNING at a point on the centerline of said S.R. 1023 said point being in line with land of now or late James M. Potocnie, et al., being Lot A of Whitehall Business Park, thence (1) from said point of beginning, passing through aforesaid S.R. 1023 (required right-of-way being 60.00 feet wide) and along land of now or late James M. Potocnie, et al., being Lot 4 of Whitehall Business Park, now or late First Lehigh Bank, being Lot 4A of Whitehall Business Park and now or late Schwan's Enterprises, Inc., North 43 degrees 22 minutes 07 seconds East 948.76 feet (passing though a found concrete monument at 32.70 feet) to an iron pipe found, thence (2) along land of now or late Whitehall Township, South 41 degrees 50 minutes 24 seconds East, 1,815.19 feet (passing through a found iron pipe at 1,798.65 feet) to a point; thence (3) in and along the centerline of Columbia Street, T-925 (required right-of-way being 60.00 feet wide) South 44 degrees 06 minutes 45 seconds West 618.36 feet to a railroad spike found; thence (4) continuing in and along the aforesaid centerline of Columbia Street South 44 degrees 19 minutes 02 seconds West 143.50 feet to a point at the intersection with the centerline of aforesaid South Church Street (S.R. 1023); thence in and along the aforementioned centerline of South Church Street (S.R. 1023) the following five courses and distances: 1) North 57 degrees 33 minutes 58 seconds West 510.78 feet to a point; 2) North 57 degrees 47 minutes 18 seconds West 759.83 feet to a point; 3) North 35 degrees 13 minutes 08 seconds West 167.84 feet to a point; 4) North 24 degrees 21 minutes 28 seconds West 104.10 feet to a point; and 5) North 21 degrees 34 minutes 12 seconds West 320.82 feet to the point or place of beginning.

Containing 40.138 acres.

BEING the same premises which Hess's Department Stores, Inc., by deed dated 9/30/94 and recorded 10/5/94 in the Recorder's Office of the County of Lehigh in Deed Book Volume 1534 Page 67 conveyed unto The Bon-Ton Stores, Inc., now known as The Bon-Ton Department Stores, Inc., Grantor herein.

Johnstown Premises

ALL THAT CERTAIN parcel of land situate in the Township of Richland, County of Cambria, State of Pennsylvania and within The Developer Tract of Johnstown Zamias Limited Partnership, being Department Store Tract 2 as shown on the Plan of Minor Subdivision for Johnstown Zamias Limited Partnership prepared by L. Robert Kimbell and Associates of Ebensburg, Pennsylvania, and recorded May 22, 1991, in Plot Map 311 F, bounded and described as follows:

BEGINNING at a point, said point being radial to and 22.00 feet South of the centerline point of tangency station of the ring road and also being radial to and 44.00 feet South of the Northern end point of a 423.78 feet radius arc described in The Developer Tract, thence through The Developer Tract as follows:
(1) North 65 degrees 48 minutes 45 seconds East, a distance of 424.73 feet to a point of curvature, (2) Northeast along a curve to the right having a radius of 265.06, a central angle of 23 degrees 54 minutes 44 seconds and an arc distance of 110.62 feet to a point, (3) South 04 degrees 56 minutes 36 seconds West, a distance of 613.41 feet, (4) South 64 degrees 56 minutes 20 seconds West, a distance of 26.34 feet, (5) South 25 degrees 03 minutes 40 seconds East, a distance of 50.00 feet, (6) South 64 degrees 56 minutes 20 seconds West, a distance of 236.00 feet, (7) North 25 degrees 03 minutes 40 seconds West a distance of 50.00 feet, (8) North 70 degrees 03 minutes 40 seconds West, a distance of 113.73, (9) North 25 degrees 03 minutes 40 seconds West, a distance of 464.82 feet to a point of curvature, (10) Northeast along a curve to the right having a radius of 379.78 feet, a central angle of 18 degrees 01 minute 06 seconds and an arc distance of 119.43 feet, to the point of beginning.

CONTAINING 6.63 acres.

THE bearings of the above-described parcel of land are based on the Pennsylvania State Plan Coordinate System, South Zone.

BEING the same premises which Johnstown Zamias Limited Partnership, by deed dated 12/18/91 and recorded 12/20/91 in the Recorder's Office of the County of Cambria in Deed Book 1260 page 918. conveyed to The Bon-Ton Stores, Inc., now known as The Bon-Ton Department Stores, Inc., Grantor herein.

                                                                     EXHIBIT A-2



                                   EXCESS LAND


         All that certain parcel of land situate along Columbia Street (T-925), in Whitehall Township, Lehigh County, Pennsylvania, bounded and described as follows, to wit:

         Beginning at a point on the centerline of said Columbia Street (T-925) said point being in line with land of now or late Whitehall Township and being the easterly most property corner of the Grantor, thence

         1. from the said point of beginning in and along the aforesaid centerline of Columbia Street, T-925 (required right-of-way being 60.00 feet wide) S 44(degrees) 06' 45" W 100.00 feet to a point, thence

         2. passing through the aforesaid Columbia Street (T-925) and along land of the Grantor herein, N 40(degrees) 21' 36" W 310.00 feet to a point, thence

         3. continuing along land of the Grantor herein, N 1(degree)31' 02" E 133.63 feet to a point, thence

         4. along the aforesaid land of now or late Whitehall Township, S 41(degrees) 50' 24" E 400.00 feet (passing through a found iron pipe at 383.46 feet) to the point or place of beginning.

         containing 0.775 acres or 33,776 square feet

         Subject to all existing and proposed access, drainage and utility easements.

         Being all as shown on a plan titled "Parcel to be Conveyed to Whitehall Township, Lehigh County - The Bon-Ton Department Stores, Inc., Distribution Center Property", Plan #P-3365, dated February 20, 1997, last revised March 12, 1997 as prepared by F & M Associates, Inc., Consulting Civil Engineers, Allentown, Pennsylvania.

                                                                       EXHIBIT B



                             MACHINERY AND EQUIPMENT


All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding all personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment which are not necessary to the operation, as buildings, of the buildings which constitute part of the Leased Premises.

                                                                       EXHIBIT C



                             PERMITTED ENCUMBRANCES

                                                                       EXHIBIT D


                               BASIC RENT PAYMENTS

        1.        Basic Rent.

                  (a)      Initial Term.

                           (i)  Subject to the adjustments provided for in
Paragraphs 1(b), 2, 3 and 4 below, Basic Rent payable in respect of the Initial Term shall be $1,270,750 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $317,687.50 each.

                           (ii)  If the initial Loan obtained by Landlord is at
an interest rate of less than 8.15% per annum (the "Lesser Rate"), then the annual and quarterly installments of Basic Rent payable under Paragraph 1(a) above shall be reduced by the difference between the debt service payable on a loan in the principal amount of $6,900,000 ("Principal Amount") at an interest rate of 8.15% per annum and an amortization of twenty (20) years ("Amortization Schedule") and debt service payments on a loan in the Principal Amount at an interest rate equal to the Lesser Rate and based upon the Amortization Schedule. If the initial Loan obtained by Landlord is at an interest rate of greater than 8.15% per annum (the "Greater Rate"), then the annual and quarterly installments of Basic Rent payable under Paragraph 1(a) above shall be increased by the difference between the debt service payable on a loan in the Principal Amount at the interest rate of 8.15% per annum and based upon the Amortization Schedule and the debt service payments on the Principal Amount at an interest rate equal to the Greater Rate and based upon the Amortization Schedule; provided, however, that if the Greater Rate is higher than 8.50% per annum, the Greater Rate shall be deemed to be 8.50% per annum.

                  (b)      Renewal Terms.

                           (i)  The annual Basic Rent for the Allentown Premises
for each Renewal Term will be the Basic Rent in effect immediately prior to the Renewal Date for the applicable Renewal Term, adjusted as provided for in Paragraphs 2, 3 and 4 below.

                           (ii)  (A) For so long as the Johnstown Premises are
and continue to be used for retail purposes, the annual Basic Rent for the Johnstown Premises for each Renewal Term shall be the sum of Three Hundred Fifty Thousand Dollars ($350,000) and 1.5% of annual Gross Sales in excess of $12,000,000 for the fiscal year of Tenant ending on or immediately prior to the Renewal Date and for each fiscal year of Tenant thereafter during the applicable Renewal Term ("Gross Sales Rent"). If there is construction of an Alteration at the Johnstown Premises so that the Johnstown Premises contain in excess of 80,884 gross square feet of floor area, then, to the extent the Alteration increases the selling area of the Johnstown Premises, the Gross Sales Rent Tenant is required to pay Landlord shall be adjusted to reflect such increased floor area. This adjustment shall be effected by multiplying Gross Sales Rent by a fraction having as a numerator 80,884 and having as a denominator the expanded floor area of the Johnstown Premises.

                                 (B)  If at any time the Johnstown Premises
shall cease to be used for retail purposes the annual Basic Rent for such year and for all subsequent years shall be the annual Basic Rent in effect immediately prior to the year in which such retail use was terminated and shall thereafter be adjusted as provided for in Paragraphs 2, 3 and 4 below.

                                 (C)  The term "Gross Sales" as used in this
Lease shall mean the amount of gross retail sales made upon the Premises by Tenant and the amount of gross retail sales, if any, made upon the Premises by an departmental lessee, concessionaire, licensee or subtenant of Tenant occupying space within the Premises, whether such sales be paid in cash or be evidenced by check, credit card charge, charge account or exchange, including the amounts received from the sale of goods, wares and merchandise and for services performed on or at the Premises (including the value of all goods accepted in lieu of cash payment), together with the amount of all mail or telephone orders taken or received and filled on the Premises, after deducting or excluding, as the case may be, the following: (1) the amount of all sales, use, gross receipts, value added, excise, retailers' occupation or other similar taxes imposed in a specific amount or percentage upon, or determined by, the amount of retail sales made upon the Premises, or any such tax separately stated as comprising a component of the purchase price of an item; (2) amounts in excess of Tenant's (or any such departmental lessee's, concessionaire's, licensee's or subtenant's) cash sale price charged on sales made on credit, for cash on delivery, or under a time payment plan or layaway plan; (3) sales subject to employee discounts; (4) sales of promotional items (e.g. Christmas Bears) made at little or no profit; (5) refunds and allowances for merchandise returned to the Premises made to customers and charged by Tenant to the Premises regardless of whether the sales out of which such refunds and allowances arose were ever included in Gross Sales; (6) receipts from snack bars and cafeterias operated solely for the use of Tenant's employees, weighing machines, vending machines maintained for the convenience of Tenant's employees and the incidental convenience of customers, amusement devices, and public telephones; (7) sale of gift certificates, provided, however, that the cash sale price of any item purchased with such a certificate shall be included in Gross Sales unless otherwise excludable under the provisions of this subsection (C); (8) premium, commissions, payments and other amounts received from or in connection with (i) the sale of policies of insurance, mutual funds, stocks, bonds and other securities, travelers' checks, money orders, and similar items, (ii) the sale or rendition of financial services of all types including without limitation the operation of checking and saving accounts, the issuance and cashing of checks, the furnishing of bill paying, custodial, investment and fiduciary services, the making of secured and unsecured loans, the operation of facilities for the electronic transfer of funds and use of credit cards, the preparation of income tax returns and the operation of a real estate brokerage business; and (iii) the sale of postage stamps, fishing and hunting licenses, and tickets (including, but not limited to, those customarily sold by travel and theater agencies); (9) charges for repairs, alterations, gift wrapping, monogramming, delivery or installation of merchandise; (10) sales of offices, departments or divisions not located upon the Premises including, but not limited to, those resulting from referrals or solicitations made on or from the Premises such as sales procured through an in-store custom decorating studio which are filled by a custom decorating service center located outside the Premises; (11) sales of service contracts and assured performance plans relating to merchandise sold by Tenant; (12) sales made through the commercial and industrial sales department of Tenant or through any travel agency operated on the Premises; (13) proceeds of claims for damage to merchandise; (14) exchanges of merchandise between stores of Tenant where such exchanges are made solely for the convenient operation of Tenant's business; (15) returns to shippers or manufacturers; (16) sales of trade fixtures, machinery and equipment not carried as stock in trade by Tenant; (17) sales in bulk of damaged or aged merchandise;
(18) sales to bona fide non-profit or charitable institutions below the normal retail price and sales made for the benefit of bona fide non-profit or charitable institutions; and (19) deposits in anticipation of sale, provided same shall be included in Gross Sales upon completion of the sale.

         2. CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) ("CPI") or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the three (3) year period immediately preceding such adjustment.

         3. Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the CPI until the third (3rd) anniversary of the Basic Rent Payment Date on which the first full quarterly installment of Basic Rent shall be due and payable (the "First Full Basic Rent Payment Date"). As of the third (3rd) anniversary of the First Full Basic Rent Payment Date and thereafter on the sixth (6th), ninth (9th), twelfth (12th), fifteenth (15th) and eighteenth (18th) and, if the Initial Term is extended, on the twenty-first (21st) anniversary and each third (3rd) anniversary thereafter of the First Full Basic Rent Payment Date, Basic Rent shall be adjusted to reflect increases in the CPI during the most recent three (3) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the "Basic Rent Adjustment Date").

         4.       Method of Adjustment for CPI Adjustment.

                  (a) As of each Basic Rent Adjustment Date, the Basic Rent in effect immediately prior to such date shall be multiplied by the Aggregate CPI Increase (as hereinafter defined) and the product of such multiplication shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date.

         "Aggregate CPI Increase" shall mean the product of the sums of one (1) plus each of the compounded increases (but not decreases) in the Relevant CPI (as hereinafter defined) for each of the three (3) 12-month periods ending on the first, second and third anniversaries (each such anniversary being a "Calculation Date") of the first full Basic Rent Payment Date (in the case of the First Basic Rent Adjustment Date) or the preceding Basic Rent Adjustment Date (in the case of each subsequent Basic Rent Adjustment Date) over the Relevant CPI for the previous 12-month period (each an "Annual Increase") from which product shall be subtracted one (1); provided, that if the Annual Increase for any 12-month period is greater than 3%, then the Annual Increase for such 12-month period shall be deemed to be 3%. The Relevant CPI for the 12-month period ending on any Calculation Date shall be equal to the average CPI for the three (3) calendar months published on or before the forty-fifth (45) day preceding such Calculation Date (the "Prior Months"), and the Relevant CPI for each of the preceding 12-month periods shall be equal to the average CPI for the three (3) months of such 12-month period which correspond to the Prior Months.

         By way of example and not of limitation, if, immediately prior to the Basic Rent Adjustment Date occurring on the ninth (9th) anniversary of the First Full Basic Rent Payment Date, Basic Rent is $100 and the increases in the Relevant CPI for the three (3) preceding years are 2%, 0% and 12%, respectively, the Aggregate CPI Increase will be as follows: (1.02 x 1.0 x 1.03) = 1.0506 - 1 = 0.0506; then, .0506 x $100 = $5.06; then $100 + $5.06 = $105.06, which is the new Basic Rent. Said another way, .0506 + 1 = 1.0506; then, $100 x 1.0506 = $105.06, which is the new Basic Rent.

                  (b) Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date.

                  (c) Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

                                                                       EXHIBIT E



                                ACQUISITION COST


         Allentown Premises                                $ 8,068,063.00

         Johnstown Premises                                $ 3,973,822.00
                                                           --------------

                                                           $12,041,885.00

                                                                       EXHIBIT F



                       PERCENTAGE ALLOCATION OF BASIC RENT



         Allentown Premises                                   67%

         Johnstown Premises                                   33%

                                                             100%


















In the event of a Lease Bifurcation, the lease for the Allentown Premises shall provide for Basic Rent equal to 67% of the Basic Rent as of the date immediately prior to the Lease Bifurcation and the lease for the Johnstown Premises shall provide for Basic Rent equal to 33% of the Basic Rent as of the date immediately prior to the Lease Bifurcation.

                                                                       EXHIBIT G



                               FINANCIAL COVENANTS


         1.       Corporate Existence; Sale of Assets.

                  (a) Tenant shall maintain its corporate existence, rights and franchises in full force and effect in its jurisdiction of incorporation. Tenant shall, and shall cause of its Subsidiaries to, qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain such qualification would have a material adverse effect on the business, operations or financial condition of the enterprise comprised of the Tenant and its Subsidiaries taken as a whole.

                  (b) The Tenant shall not in a single transaction or series of related transactions, sell or convey, transfer, abandon or lease all or substantially all of its assets to any Person. Notwithstanding the above, Tenant shall have the right in a single transaction or series of related transactions to sell or convey all or substantially all of its assets to a Person if the following conditions are met:

                           (i)  the Lease is assigned to such Person in
compliance with the provisions of Paragraph 21 of this Lease or Tenant repurchases the Leased Premises in accordance with Paragraph 21 of this Lease; and

                           (ii)  immediately after such transaction the
purchaser, assignee or transferee is in compliance with the terms and covenants of this Lease.

         2. Consolidated Net Worth. At all times during the Term Consolidated Net Worth shall not as of the end of each fiscal quarter of Tenant that ends on and after January 31, 1997 be less than $85,000,000.

         3. Definitions. For the purpose of this Exhibit "E" the following terms shall have the following meanings:

         "Closing Date" shall mean April 10, 1997.

         "Consolidated Net Worth" shall mean, at any date, the net worth of Tenant and its consolidated Subsidiaries on a consolidated basis, determined in accordance with GAAP.

         "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis.

         "Person" shall mean an individual, partnership, association, corporation or other entity.

         "Subsidiary" of any Person means a corporation a majority of the Voting Stock of which is at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or intermediaries, or both, by such Person.

                                                                       EXHIBIT H



                               TERMINATION VALUES


             Lease Year                            Termination Value
             ----------                            -----------------
                 1                                    $12,222,513
                 2                                    $12,192,408
                 3                                    $10,687,173
                 4                                    $10,687,173
                 5                                    $10,687,173
                 6                                    $10,687,173
                 7                                    $12,687,173
                 8                                    $ 9,633,508
                 9                                    $ 9,633,508
                10                                    $ 9,633,508
                11                                    $ 9,633,508
                12                                    $ 9,633,508
                13                                    $ 8,489,529
                14                                    $ 8,489,529
                15                                    $ 8,489,529
                16                                    $ 8,489,529
                17                                    $ 8,489,529
                18                                    $ 8,308,901
                19                                    $ 8,308,901
                20 and thereafter                     $ 8,308,901







The Termination Value with respect to the Allentown Premises shall be 67% of the applicable Termination Value specified above and the Termination Value with respect to the Johnstown Premises shall be 33% of the applicable Termination Value specified above.

                                                                       EXHIBIT I



          POSTCLOSING ENVIRONMENTAL AND LAND USE COMPLIANCE OBLIGATIONS

                               ALLENTOWN PREMISES


         Tenant shall conduct the following actions at the Allentown Premises and provide Landlord with a written status report, on or before the tenth day of each month commencing July 10, 1997, until completion of all of the activities listed below in a manner satisfactory to Landlord. Tenant's failure to timely comply with any of the obligations hereunder shall constitute an Event of Default.

         A. Closure of Waste Oil Underground Storage Tank. On or before March 1, 1998, Tenant shall have permanently closed the waste oil tank by removing the tank in accordance with all applicable Pennsylvania Department of Environmental Protection ("PADEP") regulations; shall have conducted a Site Assessment and any remediation of contaminated soils and/or groundwater as may be required if a release from the tank has occurred; and shall have submitted an Underground Storage Tank System Closure Report Form to PADEP for approval. All tank handling activities shall be conducted by a PADEP certified tank installer.

         B. Connection to Public Sanitary Sewer System. On or before September 12, 1997 or such later date as may be agreed to by the Township of Whitehall, Tenant shall have completed connection of the property to the public sewer system in accordance with the letter from George Lindenmuth of the Township of Whitehall dated March 10, 1996 (front page).

         C. Disconnection of Floor Drain. On or before November 1, 1997, Tenant shall disconnect the floor trench drains in the garage area at the west end of the building and fill it in to reduce the potential for releases of hydraulic oil from the oil reservoir and any chemical spills to the environment.

         D. Secondary Containment. On or before November 1, 1997, Tenant shall install a containment curb around the storage area which shall be sufficient to contain any spills of chemicals or other materials from the largest storage container stored in the storage area.

         E. Fire Connection/Electrical Work. On or before October 1, 1997 Tenant shall provide to Landlord evidence that a second fire connection from Columbia Street to the Improvements has been installed and that all outstanding electrical permits for electrical work previously performed have been satisfied.